UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2009

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On October 29th, 2009, Dr. Nicholas Galakatos, currently lead director of Affymax, Inc. (the “Company”) and Chairman of the Nominating and Governance Committee, informed the Company that he would resign as a director of the Company effective as of December 31, 2009.

(d)           On October 29, 2009, the Board of Directors (the “Board”) approved the appointment of Hollings C. Renton to the position of Chairman of the Board and the Nominating and Corporate Governance Committee effective as of December 1, 2009 in connection with the resignation of Dr. Nicholas Galakatos. Mr. Hollings was appointed to the Board on June 9, 2009.

A press release announcing Mr. Renton’s appointment and Dr. Galakatos’ resignation is attached hereto as Exhibit 99.1.

(e)           On October 29, 2009, the Board approved an amendment of the Company’s 2006 Equity Incentive Plan to increase the non-discretionary non-statutory stock options granted to members of the Board who are not employees of the Company.  Each non-employee director joining the Board after the date of this amendment shall be automatically granted a non-statutory stock option to purchase 12,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant.  In addition, on the date of each annual meeting of our stockholders, each non-employee director would receive an automatic grant to purchase 7,500 shares of common stock with an exercise price equal to the fair market value on the date of grant.

In addition, the Board established cash compensation for the position of the non-employee Chairman of the Board to receive an annual retainer of $30,000 for each year of service in such position, in addition to the $40,000 paid annually for service as a Board member.

Item 9.01. Financial Statement and Exhibits.

(d)                     Exhibits:

Exhibit No.	Description

99.1	Press Release entitled “Affymax Names Hollings C. Renton Chairman of the Board of Directors,” dated November 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: November 3, 2009	By:	/s/ Paul B. Cleveland

Paul B. Cleveland Executive Vice President, Corporate Development and Chief Financial Officer